Exhibit 99.1
Viant Announces Agreement to Acquire TVision Strengthening Its
AI-Powered Programmatic Platform

Delivering Advertisers an Unbiased View of the TV Landscape and a Clearer Path to Results

IRVINE, Calif., April 15, 2026 – Viant Technology Inc. (Nasdaq: DSP), a leader in CTV and AI-powered programmatic advertising, today announced it has entered into a definitive agreement to acquire TVision Insights, the only attention measurement provider delivering second-by-second, eyes-on-screen attention, co-viewership and in-room presence for TV.
With this acquisition, Viant strengthens its AI-powered programmatic platform by integrating TVision's proprietary attention signals directly into its buying platform. Combined with Viant's Household ID and IRIS_ID, TVision adds three new critical signals to Viant's Intelligence Layer, creating a continuous feedback loop where viewer engagement flows directly into planning, buying, optimizing, and measuring advertising campaigns. This creates an unprecedented level of granularity across TV at the network, CTV app, show, scene, pod, and spot level — delivering immediate improvements in inventory valuation, bidding precision, and return on ad spend, exclusively within the Viant platform.
"Every advertising platform measures its own performance today, which makes it difficult for advertisers to understand what's actually working. With TVision, we are providing advertisers a true market-wide view of how their advertising performs, free from any platform's self-attribution bias. While our competitors measure themselves, Viant measures the market," said Tim Vanderhook, CEO and Co-Founder of Viant. "Advertisers can now use attention, co-viewing and in-room signals within Viant's AI-powered buying platform giving them unparalleled strategic advantages, including a first-of-its-kind metric: the attention-adjusted CPM."
Television advertising today spans linear, Google's YouTube, Amazon's Prime Video, and streaming platforms across the open internet. Yet each platform largely measures its own performance, leaving marketers without an objective, unbiased view of how their total advertising investment actually performs. TVision's nationally representative panel uses advanced computer vision and Automatic Content Recognition technology to capture genuine viewer engagement across this entire ecosystem — giving advertisers a single, independent view of attention and enabling them to optimize spend toward impressions that are actually seen.
"TVision was built to provide a more accurate and transparent view of how people engage with television and streaming content," said Yan Liu, CEO and Co-Founder of TVision. "By joining Viant, we can bring our measurement capabilities together with real-time activation and AI-powered optimization, helping advertisers turn attention insights into superior campaign performance."
The result is the trifecta TV advertisers have long been waiting for: identity, context, and verified attention unified in one independent platform, free from the conflicts of walled garden inventory — enabling advertisers to confidently direct spend toward the ad inventory that truly performs and delivers optimal outcomes.
Transaction Details
Pursuant to the definitive purchase agreement, Viant will purchase TVision for a total consideration of $40.0 million, subject to customary adjustments and hold-backs. The consideration consists of $22.5 million in cash and $17.5 million of shares of Viant's Class A common stock (based on a fixed price per share established in the merger agreement) delivered at closing. The transaction is expected to close in Q2 2026, subject to customary closing conditions.
Rockefeller Capital Management served as exclusive financial advisor to TVision in connection with the transaction.
Reaffirming 1Q26 Guidance
Viant also today reaffirmed its first quarter 2026 guidance as provided on March 11, 2026.
Conference Call and Webcast Details
Viant will host a conference call and webcast today, April 15 at 6:00 a.m. Pacific Time (9:00 a.m. Eastern Time) to discuss this acquisition.

Viant's Acquisition of TVision Conference Call
Date: April 15, 2026
Time: 6:00 a.m. Pacific Time / 9:00 a.m. Eastern Time
Webcast: https://viantinc.zoom.us/j/94220501124
Approximately one hour after completion of the live call, an archived version of the webcast will be available on the Company’s investor relations website at https://investors.viantinc.com.
Forward-Looking Statements
This press release contains forward-looking statements, including statements regarding the expected benefits of the proposed acquisition and future product capabilities. These statements are subject to risks and uncertainties that could cause actual results to differ materially. There can be no assurance that the transaction will be completed on the anticipated timeline or at all. Viant undertakes no obligation to update these statements, except as required by law.
About Viant
Viant Technology Inc. (NASDAQ: DSP) is an exclusively buy-side advertising platform powered by artificial intelligence and designed to drive performance across the open internet. Our omnichannel platform purpose-built for CTV turns data and intelligence into scalable, measurable performance for advertisers. With the launch of ViantAI and Outcomes, Viant has been at the forefront of AI innovation in advertising, building the future of fully autonomous solutions. Viant has been recognized for excellence in AI by Adweek, the Business Intelligence Group and MarTech Breakthrough and is Great Place to Work® certified. Learn more at viantinc.com.
About TVision
TVision provides second-by-second, person-level data about how people watch TV — measuring who is watching, what they are watching, and how much attention they are paying across linear and streaming environments.
Media Contact:
Marielle Lyon
press@viantinc.com
Investor Contact:
Nick Zangler
investors@viantinc.com